As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EXACT SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	02-0478229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

441 Charmany Drive Madison, WI	53719
(Address of principal executive offices)	(Zip Code)

GENOMIC HEALTH, INC. AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN, AS ASSUMED BY THE REGISTRANT

EXACT SCIENCES CORPORATION 2019 OMNIBUS LONG-TERM INCENTIVE PLAN

(Full title of the plan)

D. Scott Coward

Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

Exact Sciences Corporation

441 Charmany Drive

Madison, WI 53719

(Name and address of agent for service)

(608) 535-8815

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,982,938	(3)	$80.32	$239,589,580.20	$31,098.73

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of Exact Sciences Corporation (the “Company”) that may become issuable in respect of the Rollover Awards and the Remaining Shares (each as defined below) by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)          Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on Nasdaq on November 7, 2019.

(3)          Represents 1,093,874 shares of Common Stock issuable in the future upon the settlement or exercise, as applicable, of restricted stock unit awards and stock options outstanding pursuant to the Genomic Health, Inc. Amended and Restated 2005 Stock Incentive Plan (such awards and options, the “Rollover Awards” and such plan, the “2005 Genomic Equity Plan”), which were assumed by the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 28, 2019, by and among the Company, Spring Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of the Company, and Genomic Health, Inc. (“Genomic Health”), a Delaware corporation, pursuant to which, Merger Sub merged with and into Genomic Health (the “Merger”), with Genomic Health continuing as the surviving corporation and a wholly owned subsidiary of the Company. This Registration Statement also relates to the future offer and sale of the 2,468,268 remaining shares (the “Remaining Shares”) available for issuance under the 2005 Genomic Equity Plan, which was assumed by the Company upon the consummation of the Merger. The Remaining Shares were previously registered pursuant to the Forms S-8 filed by Genomic Health on October 4, 2005 (File No. 333-128805), November 9, 2009 (File No. 333-163006), November 9, 2015 (File No. 333-207903) and August 11, 2016 (File No. 333-213079). The Remaining Shares were not subject to outstanding awards at the time of the consummation of the Merger and the 2005 Genomic Equity Plan is no longer available for future awards. On November 8, 2019, Genomic Health filed Post-Effective Amendments to the Registration Statements on Form S-8 filed on October 4, 2005 (File No. 333-128805), November 9, 2009 (File No. 333-163006), November 9, 2015 (File No. 333-207903) and August 11, 2016 (File No. 333-213079) deregistering the Remaining Shares. The number of Remaining Shares was adjusted pursuant to the terms of the Merger Agreement, resulting in the registration of 1,889,064 shares of Common Stock under this Registration Statement relating to the Remaining Shares. The Remaining Shares are being transferred from the 2005 Genomic Equity Plan to the Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan (the “2019 Exact Sciences Equity Plan”) for future issuance thereunder.

EXPLANATORY NOTE

On November 8, 2019, upon the consummation of the Merger, Genomic Health became a wholly owned subsidiary of the Company. At the effective time of the Merger, each outstanding Rollover Award was converted into a corresponding award with respect to Common Stock in accordance with the terms of the Merger Agreement. This Registration Statement is being filed for the purpose of registering up to 1,093,874 shares of Common Stock issuable upon future settlement of the Rollover Awards. In addition, on November 8, 2019, upon the consummation of the Merger, the Company assumed the 2005 Genomic Equity Plan and all awards outstanding thereunder and the future offer and sale of the remaining shares available for issuance under the 2005 Genomic Equity Plan. This Registration Statement also relates to the future use of the Remaining Shares, which were previously registered pursuant to the Forms S-8 filed by Genomic Health on October 4, 2005 (File No. 333-128805), November 9, 2009 (File No. 333-163006), November 9, 2015 (File No. 333-207903) and August 11, 2016 (File No. 333-213079). The Remaining Shares were not subject to outstanding awards at the time of the consummation of the Merger and the 2005 Genomic Equity Plan is no longer available for future awards. On November 8, 2019, Genomic Health filed Post-Effective Amendments to the Registration Statements on Form S-8 filed on October 4, 2005 (File No. 333-128805), November 9, 2009 (File No. 333-163006), November 9, 2015 (File No. 333-207903) and August 11, 2016 (File No. 333-213079) deregistering the Remaining Shares. The number of Remaining Shares was adjusted pursuant to the terms of the Merger Agreement and are being transferred from the 2005 Genomic Equity Plan into the 2019 Exact Sciences Equity Plan for future issuance thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1) the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;

(2) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on April 30, 2019, July 30, 2019 and October 30, 2019, respectively;

(3) the Company’s Current Reports on Form 8-K filed with the SEC on March 4, 2019, March 8, 2019, July 26, 2019, July 29, 2019 (two reports), July 30, 2019 and November 8, 2019 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

(4) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC pursuant to Section 12(g) of the Exchange Act on December 26, 2000, including any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Company’s certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a known violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper impersonal benefit. In addition, the certificate of incorporation of the Company provides that the Company shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of the Company’s directors or officers or is or was serving, or has agreed to serve, at the Company’s request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.  Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Title

4.1	Sixth Amended and Restated Certificate of Incorporation of Exact Sciences Corporation (incorporated by reference to Exhibit 3.3 to Exact Sciences’ Form S-1 filed December 4, 2000).

4.2	First Amendment to Sixth Amended and Restated Certificate of Incorporation of Exact Sciences Corporation (incorporated by reference to Appendix B to Exact Sciences’ Schedule 14A filed June 20, 2014).

4.3	Third Amended and Restated By-Laws of Exact Sciences Corporation (incorporated by reference to Exhibit 3.3 to Exact Sciences’ Form 10-Q filed October 30, 2017).

4.4	Genomic Health, Inc. Amended and Restated 2005 Stock Incentive Plan, as amended.

4.5	Exact Sciences Corporation 2019 Omnibus Long-Term Incentive Plan (incorporated by reference to Exhibit 4.4 to Exact Sciences’ Form S-8 filed July 31, 2019)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of BDO USA, LLP (independent registered public accounting firm).

24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, and State of Wisconsin, on November 8, 2019.

EXACT SCIENCES CORPORATION

By:	/s/ D. SCOTT COWARD
	Name:	D. Scott Coward
	Title:	Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints D. Scott Coward his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, severally, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, severally, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KEVIN T. CONROY	Director, Chairman, President and Chief Executive Officer	November 8, 2019
Kevin T. Conroy	(principal executive officer)

/s/ JEFFREY T. ELLIOTT	Chief Financial Officer	November 8, 2019
Jeffrey T. Elliott	(principal financial officer and principal accounting officer)

/s/ THOMAS D. CAREY	Director	November 8, 2019
Thomas D. Carey

/s/ ELI CASDIN	Director	November 8, 2019
Eli Casdin

/s/ JAMES E. DOYLE	Director	November 8, 2019
James E. Doyle

/s/ PIERRE JACQUET	Director	November 8, 2019
Pierre Jacquet

Signature	Title	Date

/s/ DANIEL J. LEVANGIE	Director	November 8, 2019
Daniel J. Levangie

/s/ KATHLEEN G. SEBELIUS	Director	November 8, 2019
Kathleen G. Sebelius

/s/ ANDREW SLAVITT	Director	November 8, 2019
Andrew Slavitt

/S/ MICHAEL S. WYZGA	Director	November 8, 2019
Michael S. Wyzga

/s/ KATHERINE S. ZANOTTI	Director	November 8, 2019
Katherine S. Zanotti